Exhibit 23.1








             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the inclusion in this Registration Statement of Netwolves Corporation on Form SB-2/A Amendment No. 1 [File No. 333-137567] of our report dated October 16, 2006 with respect to our audits of the consolidated financial statements of Netwolves Corporation as of June 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.





/s/ Marcum & Kliegman LLP



Marcum & Kliegman LLP
Melville, New York
December 21, 2006